Exhibit 10.2

Execution Version

WAREHOUSE COLLATERAL MANAGEMENT AGREEMENT

dated as of August 24, 2022

by and between

ORCIC JV WH LLC,

as Borrower

and

ORCIC BC 9 LLC,

as Collateral Manager

i

ii

24.	Indulgences Not Waivers	24

25.	Costs and Expenses	24

26.	Titles Not to Affect Interpretation	24

27.	Execution in Counterparts	24

28.	Provisions Separable	24

29.	Number and Gender	24

30.	Jurisdiction and Venue	25

iii

WAREHOUSE COLLATERAL MANAGEMENT AGREEMENT

This Warehouse Collateral Management Agreement, dated as of August 24, 2022 (this “Agreement”), is entered into by and between ORCIC JV WH LLC, a Delaware limited liability company, with its registered office at the offices of Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711 (together with successors and assigns permitted hereunder, the “Borrower”), and ORCIC BC 9 LLC (“ORIC BC 9”), a Delaware limited liability company, with its principal offices located at 399 Park Avenue, 38th Floor, New York, NY 10022, as warehouse collateral manager (in such capacity, the “Collateral Manager”). Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

WITNESSETH:

WHEREAS, the Borrower has entered into a Credit Agreement, dated as of August 24, 2022 with Bank of America, N.A., as administrative agent (“Administrative Agent”) and lenders from time to time party thereto (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”) under which the Borrower intends to incur debt provided by the lenders party thereto;

WHEREAS, the Borrower wishes to appoint the Collateral Manager to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Borrower, certain duties with respect to the purchase and management of the Collateral Assets in the manner and on the terms set forth herein; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1. Definitions.

Terms used herein and not defined below or elsewhere herein shall have the meanings set forth in the Credit Agreement.

“Administrative Services Agreement” means that certain Administrative Services Agreement entered into by and between the ORCIC BC 9 LLC and the Service Provider, pursuant to which the Service Provider has agreed to provide certain non-discretionary administrative services to ORCIC B9 LLC.

“Agreement” shall mean this Agreement, as amended from time to time.

“Cause” shall have the meaning set forth in Section 14.

“Collateral Manager Breach” has the meaning set forth in Section 10(a).

“Eligible Investments” means all any Cash Equivalent owned or invested in by the Borrower pursuant to the terms of the Credit Agreement.

“Equity Security” means any security or debt obligation that at the time of acquisition, conversion or exchange does not satisfy one or more of the requirements of the definition of “Eligible Collateral Asset” and is not Cash or a Cash Equivalent.

“Governing Instruments” shall mean the memorandum of association, articles of association and by-laws, if applicable, in the case of a corporation, the partnership agreement, in the case of a partnership, the limited liability company agreement and certificate of formation, in the case of a limited liability company or the trust agreement and (if applicable) certificate of trust, in the case of a trust.

“Investment Advisers Act” means the United States Investment Advisers Act of 1940, as amended.

“Majority of the Equity Interests” means the holders of at least 50.1% of the Borrower’s Equity Interests.

“Master Participation Agreement” means the master sale and participation agreement dated as of the date hereof by and among the Borrower and Owl Rock Core Income Corp.

“Notice of Removal” shall have the meaning set forth in Section 14.

“Obligor” means the issuer or the obligor or guarantor under a loan, as the case may be.

“Related Person” shall mean with respect to any Person, the owners of the equity interests therein, directors, officers, employees, managers, agents and professional advisors thereof.

“Responsible Officer” shall mean, with respect to any Person, any duly authorized director, officer or manager of such Person with direct responsibility for the administration of the applicable agreement and also, with respect to a particular matter, any other duly authorized director, officer or manager of such Person to whom such matter is referred because of such director’s, officer’s or manager’s knowledge of and familiarity with the particular subject. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Service Provider” means Owl Rock Capital Advisors LLC, in its role as Service Provider to the Collateral Manager pursuant to the Administrative Services Agreement.

“Termination Notice” shall have the meaning set forth in Section 14.

2. General Duties and Authorization of the Collateral Manager.

The Collateral Manager shall provide services to the Borrower as follows:

(a) Subject to and in accordance with the terms of this Agreement and the Credit Agreement, the Borrower appoints the Collateral Manager as its advisor to manage the investment of the Collateral Assets subject to and in accordance with this Agreement, the Loan Documents and the Collateral Manager accepts such appointment and agrees to perform on behalf of the Borrower the duties and functions, in each case, that have been specifically assigned to the Collateral Manager in this Agreement and in the Credit Agreement (and the Collateral Manager shall have no obligation to perform any other duties under the Credit Agreement) and, to the extent necessary or appropriate to perform such duties, the Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Borrower with respect thereto. The selection of the Eligible Collateral Assets and the other discretionary investment decisions of the Borrower will be made by the board of managers of the Collateral Manager.

(b) The Collateral Manager shall monitor the Collateral Assets on behalf of the Borrower on an ongoing basis and will further agree to provide or cause to be provided to the Borrower all reports, schedules and other data reasonably available to the Collateral Manager that the Borrower is required to prepare and deliver or cause to be prepared and delivered under the Credit Agreement, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by or on behalf of the Borrower to the parties entitled thereto under the Credit Agreement. The obligation of the Collateral Manager to furnish such reports, schedules and other data is subject to the Collateral Manager’s timely receipt of necessary information, reports, schedules and other data from the Person responsible for the delivery or preparation thereof (including without limitation, Obligors of the Collateral Assets, the Administrative Agent and the Collateral Administrator) and to any confidentiality restrictions with respect thereto.

(c) The Borrower hereby irrevocably (except as provided below) appoints the Collateral Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for in this Agreement or in the Credit Agreement. The Borrower hereby ratifies and confirms all that such attorney-in-fact (or any substitute) shall lawfully do hereunder and pursuant hereto and authorizes such attorney-in-fact to exercise full discretion and act for the Borrower in the same manner and with the same force and effect as the managers or officers of the Borrower might or could do in respect of the performance of such services, as well as in respect of all other things the Collateral Manager deems necessary or incidental to the furtherance or conduct of such services, subject in each case to the other terms of this Agreement. The Borrower hereby authorizes such attorney-in-fact, in its sole discretion (but subject to applicable law and the provisions of this Agreement and the Credit Agreement), to take all actions that it considers reasonably necessary and appropriate in respect of the Collateral Assets, this Agreement, the Credit Agreement and the other Loan Documents. This grant of power of attorney is coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Borrower, except that, notwithstanding anything herein to the contrary, the appointment herein of the Collateral Manager as the Borrower’s agent and attorney-in-fact shall automatically cease and terminate upon the effective date of any termination of this Agreement, the resignation of the Collateral Manager pursuant to Section 12 or any removal of the Collateral Manager pursuant to Section 14.

(d) The Collateral Manager and the Borrower shall take such other action, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

(e) The Collateral Manager will perform its obligations under this Agreement, the Credit Agreement with reasonable care and in good faith using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it may manage for itself and its other clients and which is consistent with the Collateral Manager’s customary and usual collateral management practices that it uses to manage comparable assets for its own account and for the account of others, except as expressly provided otherwise in this Agreement and the Credit Agreement or under applicable law; provided that the Collateral Manager shall not be liable for any losses or damages resulting from any failure to satisfy the foregoing standard of care except to the extent that such failure would result in liability pursuant to Section 10. Without prejudicing the preceding, the Collateral Manager shall follow its customary standards, policies and procedures in performing its duties under this Agreement and the Credit Agreement.

(f) Notwithstanding any of the foregoing in this Agreement, the Collateral Manager does not and shall not be deemed to have any powers or control which may, or may be deemed to, be considered “custody” under Section 206(4)-2 of the Investment Advisers Act, including, but not limited to, the right to direct payment or obtain possession of and/or withdraw assets other than in connection with its investment related duties, such as acquisitions, sales or other dispositions of Collateral Assets, Equity Securities, Eligible Collateral Assets and other assets permitted to be acquired or sold on a delivery versus payment basis. For the avoidance of doubt, (i) the Collateral Manager has no authority to deduct its fees from the account and (ii) any asset movements, other than as set forth in the prior sentence, require the prior written consent of the Borrower.

(g) So long as the Loans under the Credit Agreement are outstanding, the Collateral Manager will retain 100% of the Equity Interests of the Borrower and will not transfer such Equity Interests unless it receives written advice of counsel of nationally recognized standing in the United States that is experienced in such matters to the effect that such proposed transfer will not require the Collateral Manager to register as an investment adviser under the Investment Advisers Act.

(h) Purchases and sales by or behalf of the Collateral Manager shall be done on an arm’s-length basis and effected in accordance with all applicable laws and contractual obligations binding on the Borrower, the Collateral Manager and any counterparty.

3. Brokerage.

If the Collateral Manager chooses to effect a transaction for the purchase or sale of a Collateral Asset through a broker-dealer, the Collateral Manager shall use commercially reasonable efforts to obtain the best execution for all orders placed with respect to the Collateral Assets, considering all circumstances (but, for the avoidance of doubt and without limiting the foregoing, with no obligation to obtain the lowest price) and in a manner permitted by law. Subject to the preceding sentence, the Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Collateral Manager or its Affiliates by brokers and dealers which are not Affiliates of the Collateral Manager. Such services may be furnished to the Collateral Manager or its Affiliates in connection with its other advisory activities or investment operations. Transactions may be executed as part of concurrent authorizations to purchase or sell the same investment for other accounts served by the Collateral Manager or its Affiliates. When these concurrent transactions occur, the objective of the Collateral Manager (and any of its Affiliates involved in such transactions) shall be to allocate the executions among the accounts in an equitable manner.

4. Additional Activities of the Collateral Manager.

Nothing herein shall prevent the Collateral Manager or any of its Affiliates from engaging in its customary businesses, or from rendering services of any kind to the Borrower and its Affiliates, the Administrative Agent, the Lenders or any other Person or entity to the extent permitted by applicable law and not expressly prohibited under the Credit Agreement. Without prejudice to the generality of the foregoing, the Collateral Manager or any of its Affiliates and any directors, officers, partners, employees and agents of the Collateral Manager or its Affiliates may, among other things, and subject to any limits specified in the Credit Agreement:

(a) serve as directors (whether supervisory or managing), partners, officers, employees, agents, nominees or signatories for the Borrower, its Affiliates or any issuer of any obligations included in the Collateral Assets, to the extent permitted by their Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Borrower, its Affiliates or any issuer of any obligations included in the Collateral Assets, pursuant to their respective Governing Instruments;

(b) receive fees for services of any nature rendered to the issuer of any obligations included in the Collateral Assets;

(c) be retained to provide services to the Borrower or its Affiliates that are unrelated to this Agreement, and be paid therefor;

(d) be a secured or unsecured creditor of, or hold an equity interest in, the Borrower, its Affiliates or any issuer of any obligation included in the Collateral Assets;

(e) make a market in any Collateral Assets; and

(f) serve as a member of any “creditors’ committee” or informal workout group with respect to any obligation included in the Collateral Assets which is, has become, or, in the Collateral Manager’s opinion, may become a Defaulted Obligation.

It is understood that the Collateral Manager and any of its Affiliates have engaged (and expect to continue to engage) in other business and have furnished (and expect to continue to furnish) investment management and advisory services to others, including Persons which may have investment policies similar to those followed by the Collateral Manager with respect to the Collateral Assets and which may own obligations or securities of the same class, or which are of the same type, as the Collateral Assets or the Eligible Investments or other obligations or securities of the Obligors or issuers of the Collateral Assets or the Eligible Investments. The Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Collateral Assets and the Borrower. Nothing in the Credit Agreement or this Agreement shall prevent the Collateral Manager or any of its Affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, obligations or securities of the same kind or class, or obligations or securities of a different kind or class of the same Obligor or issuer, as those directed by the Collateral Manager to be purchased or sold on behalf of the Borrower.

It is understood that, to the extent permitted by applicable law, the Collateral Manager, its Affiliates or their respective Related Persons or any member of their families or a Person advised by the Collateral Manager or its Affiliates may have an interest in a particular transaction or in obligations or securities of the same kind or class, or obligations or securities of a different kind or class of the same Obligor or issuer, as those whose purchase or sale the Collateral Manager may direct under this Agreement. If, in light of market conditions and investment objectives, the Collateral Manager determines that it would be advisable to purchase or sell the same Collateral Asset both for the Borrower, and either the proprietary account of the Collateral Manager or any Affiliate of the Collateral Manager or another client of the Collateral Manager or any Affiliate, the Collateral Manager will allocate such investment opportunities across such Persons for which such opportunities are appropriate in a manner it deems fair and equitable over time in accordance with (i) its internal conflicts of interest and allocation policies (as such policies and procedures may change from time to time in the sole discretion of the Collateral Manager) and (ii) any applicable law. The Borrower agrees that, in the course of managing the Collateral Assets held by the Borrower, the Collateral Manager may consider its relationships with other clients (including Obligors and issuers) and its Affiliates. The Collateral Manager may decline to make a particular investment for the Borrower in view of such relationships.

Unless the Collateral Manager determines in its sole discretion that such purchase or sale may be appropriate, the Collateral Manager may refrain from directing the purchase or sale hereunder of securities or obligations of (i) Persons of which the Collateral Manager, its Affiliates or any of its or their officers, directors, partners or employees are directors or officers, (ii) Persons for which the Collateral Manager or any of its Affiliates acts as financial adviser or underwriter or (iii) Persons about which the Collateral Manager or any of its Affiliates has information which the Collateral Manager deems confidential or non-public or otherwise might prohibit it from trading such securities or obligations in accordance with applicable law. The Collateral Manager shall not be obligated to utilize with respect to the Collateral Assets any particular investment opportunity of which it becomes aware or to pursue any particular investment strategy.

5. Acquisitions from or Dispositions to the Collateral Manager and Related Parties.

Subject to compliance with applicable laws and regulations and subject to this Agreement and the applicable provisions of the Master Participation Agreement and the Credit Agreement, the Collateral Manager may direct the Borrower to acquire a Collateral Asset from, or sell a Collateral Asset, Eligible Collateral Asset or Equity Security to, the Collateral Manager, any of its Affiliates or any client for whom the Collateral Manager or any of its Affiliates serve as investment advisor. Any such acquisition by the Borrower shall be for fair market value or as otherwise specified in the Credit Agreement.

6. Records; Confidentiality.

(a) The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by a representative of the Administrative Agent and each Lender in accordance with Section 6.10 of the Credit Agreement. The Collateral Manager shall provide the Borrower with sufficient information and reports to maintain the books and records of the Borrower.

(b) The Collateral Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties except (i) with the prior written consent of the Borrower, (ii) such information as any rating agency shall reasonably request in connection with its rating of the Facility, (iii) in connection with establishing trading or investment accounts or otherwise in connection with effecting transactions on behalf of the Borrower, (iv) as required by law, regulation, court order or the rules or regulations of any self-regulating organization, regulatory authority, body or official having jurisdiction over the Collateral Manager, (v) to its professional advisers or (vi) such information as shall have been publicly disclosed other than in violation of this Agreement. Notwithstanding the foregoing, the Collateral Manager (a) may present summary data with respect to the performance of the Collateral Assets in conjunction with presentation of performance statistics of other funds managed or to be managed by the Collateral Manager or its Affiliates, and may aggregate data with respect to the performance of one or more categories of Collateral Assets with similar data of such other funds and (b) may disclose such other information related to such performance about the Borrower and the Collateral Assets.

(c) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Collateral Manager, the Borrower, the Administrative Agent and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure (in each case, under applicable federal, state or local law) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure; provided that such U.S. tax treatment and U.S. tax structure shall be kept confidential to the extent reasonably necessary to comply with applicable U.S. federal or state laws.

7. Obligations of the Collateral Manager.

Unless otherwise specifically required by any provision of this Agreement, any other Loan Document or applicable law, the Collateral Manager shall use commercially reasonable efforts to ensure that no action is taken by it, and shall not intentionally or with reckless disregard take any action, which would (a) materially adversely affect the Borrower for purposes of United States federal or state law or any other law known to the Collateral Manager to be applicable to the Borrower, (b) not be permitted under the Borrower’s Governing Instruments, (c) violate in any material respect any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower, including, without limitation, any United States federal, state or other applicable securities law, (d) require registration of the Borrower or the pool of Collateral Assets as an “investment company” under the Investment Company Act or (e) result in the Borrower violating the terms of the Credit Agreement. In connection with the foregoing, but without prejudice to Section 2 hereof, the Collateral Manager will not be required to make any independent investigation of any facts or laws in connection with its obligations under this Agreement or the conduct of its business generally. If the Collateral Manager is ordered to take any such action by the Borrower, the Collateral Manager shall promptly notify the Borrower and the Administrative Agent of the Collateral Manager’s judgment that such action would, or would reasonably be expected to, have one or more of the consequences set forth above and need not take such action unless (i) the action would not have the consequences set forth in clause (c) above and (ii) the Borrower again requests the Collateral Manager to do so and the Administrative Agent has consented thereto in writing. Notwithstanding any such request, the Collateral Manager need not take such action unless arrangements satisfactory to it are made to insure or indemnify the Collateral Manager from any liability it may incur as a result of such action. The Collateral Manager, its partners, their respective partners, and the Collateral Manager’s directors, officers, stockholders and employees shall not be liable to the Borrower, the Administrative Agent or the Lenders or any other Person, except as provided in Section 10 of this Agreement. Any indemnification or insurance pursuant to this Section 7 that is payable out of the Collateral Assets shall be payable only in accordance with the Credit Agreement.

8. Compensation.

(a) The Collateral Manager is performing the services described in this Agreement in consideration of the management fees expected to be paid by the applicable CLO issuer following, and in connection with, each CLO Takeout pursuant to the terms of the Credit Agreement.

(b) The Collateral Manager shall be responsible for expenses incurred in the performance of its obligations under this Agreement; provided, however, the Borrower will pay or reimburse the Collateral Manager for expenses including fees and out-of-pocket expenses reasonably incurred by the Collateral Manager in connection with the services provided under this Agreement with respect to (i) the costs and expenses of the Collateral Manager incurred in connection with the negotiation, preparation and execution of this Agreement and all other agreements and matters related to this Agreement, the Credit Agreement or any other Loan Document; (ii) any transfer fees necessary to register any Collateral Asset in accordance with the Credit Agreement; (iii) any fees and expenses in connection with the acquisition, management or disposition of Collateral Assets or otherwise in connection with the Borrower or any Loan Document (including (a) investment related travel, communications and related expenses, (b) loan processing fees, accounting and legal fees and expenses (including internally allocated expenses) and other expenses of professionals retained by the Collateral Manager on behalf of the Borrower and (c) amounts in connection with the termination, cancellation or abandonment of a potential acquisition or disposition of any Collateral Assets that is not consummated); (iv) any and all taxes, regulatory and governmental charges that may be incurred or payable by the Borrower; (v) any and all insurance premiums or expenses incurred in connection with the activities of the Borrower by the Collateral Manager; (vi) any and all costs, fees and expenses incurred in connection with the rating of the Facility or obtaining ratings or credit estimates on Collateral Assets, and communications with any rating agencies; (vii) any and all costs, fees and expenses incurred in connection with the Collateral Manager’s communications with the Borrower, the Lenders or the Administrative Agent (including charges related to annual meetings and for preparation of reports); (viii) costs, fees and expenses of one or more firms that provide software databases and applications for the purpose of modeling, evaluating and monitoring the Collateral Assets pursuant to a licensing or other agreement; (ix) fees and expenses for services to the Borrower in respect of the Collateral Assets relating to asset pricing and rating services; (x) any and all expenses incurred to comply with any law or regulation related to the activities of the Borrower and, to the extent relating to the Borrower, the Collateral Assets or any Loan Document, the Collateral Manager; (xi) the fees and expenses of any independent advisor employed to value or consider Collateral Assets; (xii) any and all costs, fees and expenses incurred in connection with any amendment effected (or proposed to be effected) to any Loan Document effected in accordance with the terms of such Loan Document; (xiii) in the event the Borrower is included in the consolidated financial statements of the Collateral Manager or its Affiliates, costs and expenses associated with the preparation of such financial statements and other information by the Collateral Manager or its Affiliates to the extent related to the inclusion of the Borrower in such financial statements; (xiv) any and all costs, fees and expenses incurred in connection with the preparation and audit of the Borrower’s financial statements; (xv) any out-of-pocket costs or expenses incurred by the Collateral Manager in connection with complying with applicable law; and (xvi) as otherwise agreed upon by the Borrower and the Collateral Manager, to be paid in accordance with the Credit Agreement. In addition, the Borrower will pay or reimburse the costs and expenses (including fees and disbursements of counsel and accountants) of the Collateral Manager and the Borrower incurred in connection with or incidental to the entering into of this Agreement or any amendment hereto.

(c) If this Agreement is terminated for any reason, or if the Collateral Manager resigns or is removed, the Collateral Manager shall be entitled to receive any expense reimbursement accrued to the effective date of termination, resignation or removal and any indemnity amounts owing (or that may become owing) under this Agreement. Any expense reimbursement and indemnities owed to such Collateral Manager or owed to any successor Collateral Manager on any Interest Payment Date shall be paid pro rata based on the amount thereof then owing to each such Person.

9. Benefit of the Agreement.

The Collateral Manager shall perform its obligations hereunder in accordance with the terms of this Agreement and the terms of the Credit Agreement expressly applicable to it. The Collateral Manager agrees that its obligations hereunder in accordance with the terms of this Agreement and the terms of the Credit Agreement expressly applicable to it shall be enforceable at the instance and by the Borrower and the Administrative Agent, as applicable, on behalf of themselves, as and to the extent provided in the Credit Agreement, as applicable. The Collateral Manager and the Borrower agree that the Administrative Agent is an express third party beneficiary of this Agreement.

10. Limits of Collateral Manager Responsibility.

(a) The Collateral Manager assumes no responsibility under this Agreement other than to render the services called for hereunder and under the terms of the Credit Agreement applicable to it in good faith and shall not be responsible for any action or inaction of the Borrower, the Administrative Agent or any Lender in following or declining to follow any advice, recommendation or direction of the Collateral Manager. The Collateral Manager, its Affiliates, and their respective Related Persons shall not be liable to the Borrower, the Administrative Agent or any Lender, any holder of Equity Interests, BofA Securities, Inc., any of their respective Affiliates or Related Persons or any other Person for any act, omission, error of judgment, mistake of law, or for any claim, loss, liability, damage, judgements, assessments, settlement cost, or other expense (including attorneys’ fees and expenses and court costs) arising out of any investment, or for any other act or omission in the performance of the Collateral Manager’s obligations under or in connection with this Agreement or the terms of any other Loan Document applicable to the Collateral Manager, incurred as a result of actions taken or recommended or for any omissions of the Collateral Manager, or for any decrease in the value of the Collateral Assets, except the Collateral Manager will be liable by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement and under the terms of the Credit Agreement (“Collateral Manager Breaches”).

(b) The Collateral Manager shall not be liable for any consequential, punitive, exemplary or special damages or lost profits under this Agreement or under the Credit Agreement. Nothing contained in this Agreement shall be deemed to waive any liability which cannot be waived under applicable state or federal law or any rules or regulations thereunder.

(c) Indemnity by the Borrower. The Borrower shall indemnify and hold harmless (the Borrower in such case, the “Indemnifying Party”) the Collateral Manager, its Affiliates, and their respective Related Persons (such parties collectively in such case, the “Indemnified Parties”) from and against any and all losses, claims, damages, judgments, assessments, costs or other liabilities (collectively, “Losses”) and will promptly reimburse each such Indemnified Party for all reasonable fees and expenses incurred by an Indemnified Party with respect thereto (including, without limitation, reasonable fees and expenses of counsel and costs of collection) (collectively, “Expenses”) arising out of or in connection with the transactions contemplated by the Credit Agreement or this Agreement and any acts or omissions of any such Indemnified Party; provided that such Indemnified Party shall not be indemnified for any Losses or Expenses incurred as a result of any Collateral Manager Breach.

(d) Notwithstanding anything contained herein to the contrary, the obligations of the Borrower under this Section 10 shall be limited-recourse obligations of the Borrower, payable solely out of the Collateral Assets subject to the terms of Section 22 hereof.

(e) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement shall not be construed so as to provide for the exculpation of the Collateral Manager or the indemnification of the Borrower or the Collateral Manager for any liability (including liability under U.S. federal securities laws), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law or such indemnification may not be demanded under applicable law, but shall otherwise be construed so as to effectuate the provisions of this Agreement to the fullest extent permitted by applicable law.

(f) In providing services under this Agreement, the Collateral Manager may rely in good faith upon and will be fully protected and incur no liability for acting at the direction of the Borrower (where such direction has been given without direct advice from the Collateral Manager) or for relying upon advice of nationally recognized counsel, accountants or other advisers as the Collateral Manager determines, in its sole discretion, is reasonably appropriate in connection with the services provided by the Collateral Manager under this Agreement.

(g) An Indemnified Party shall (or with respect to an Indemnified Party other than the Collateral Manager, the Collateral Manager shall cause such Indemnified Party to) promptly notify the Indemnifying Party if the Indemnified Party receives a complaint, claim, compulsory process or other notice of any loss, claim, damage or liability giving rise to a claim for indemnification under this Section 10 and give written notice to the Indemnifying Party of such claim within ten (10) days after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim but failure so to notify the Indemnifying Party (i) shall not relieve such Indemnifying Party from its obligations under paragraph (a) above unless and to the extent that it did not otherwise learn of such action or proceeding and to the extent such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses and (ii) shall not, in any event, relieve the Indemnifying Party for any obligations to any Person entitled to indemnity pursuant to paragraph (a) above other than the indemnification obligations provided for in paragraph (a) above.

(h) With respect to any claim made or threatened against an Indemnified Party, or compulsory process or request served upon such Indemnified Party for which such Indemnified Party is or may be entitled to indemnification under this Section 10, such Indemnified Party shall (or with respect to an Indemnified Party other than the Collateral Manager, the Collateral Manager shall cause such Indemnified Party to), at the Indemnifying Party’s expense:

(i) provide the Indemnifying Party such information and cooperation with respect to such claim as the Indemnifying Party may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Party at such reasonable times as the Indemnifying Party may request;

(ii) cooperate and take all such steps as the Indemnifying Party may reasonably request to preserve and protect any defense to such claim;

(iii) in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Party may exercise in its sole discretion and at its expense, to participate in the investigation, defense and settlement of such claim;

(iv) neither incur any material expense to defend against nor release or settle any such claim or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make which would expose such Indemnified Party to unindemnified liability) without the prior written consent of the Indemnifying Party; provided, that the Indemnifying Party shall have advised such Indemnified Party that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim; and

(v) upon reasonable prior notice, afford to the Indemnifying Party the right, in its sole discretion and at its sole expense, to assume the defense of such claim, including, but not limited to, the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided, that if the Indemnifying Party assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any Indemnified Party incurred thereafter in connection with such claim except that if such Indemnified Party reasonably determines that counsel designated by the Indemnifying Party has a conflict of interest, such Indemnifying Party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided further, that prior to entering into any final settlement or compromise, such Indemnifying Party shall seek the consent of the Indemnified Party and use its best efforts in the light of the then prevailing circumstances (including, without limitation, any express or implied time constraint on any pending settlement offer) to obtain the consent of such Indemnified Party as to the terms of settlement or compromise. If an Indemnified Party does not consent to the settlement or compromise within a reasonable time under the circumstances, the Indemnifying Party shall not thereafter be obligated to indemnify the Indemnified Party for any amount in excess of such proposed settlement or compromise.

(i) No Indemnified Party shall, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim giving rise to a claim for indemnity hereunder, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnifying Party of a release from liability substantially equivalent to the release given by the claimant to such Indemnified Party in respect of such claim.

(j) In the event that any Indemnified Party waives its right to indemnification hereunder, the Indemnifying Party shall not be entitled to appoint counsel to represent such Indemnified Party nor shall the Indemnifying Party reimburse such Indemnified Party for any costs of counsel to such Indemnified Party.

11. No Partnership or Joint Venture.

The Borrower and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Borrower shall be deemed to be solely that of an independent contractor.

12. Term; Termination.

(a) This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs: (i) the payment in full of the Obligations and the termination of the Credit Agreement in accordance with its terms or (ii) the termination of this Agreement in accordance with clause (b) or (c) of this Section 12 or Section 14 of this Agreement.

(b) This Agreement may not be terminated by the Collateral Manager; provided, however, that the Collateral Manager shall have the right to resign immediately upon the effectiveness of any material change in applicable law or regulations which renders the performance by the Collateral Manager of its duties under the Collateral Management Agreement or under the Credit Agreement to be a violation of such law or regulation. No such termination or resignation shall be effective until the date as of which a successor collateral manager shall have been appointed in accordance with this Agreement and delivered an instrument of acceptance to the Borrower and the resigned Collateral Manager and the successor collateral manager has effectively assumed all of the Collateral Manager’s duties and obligations pursuant to this Agreement.

(c) If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 8(c), 10, 15 and 22 of this Agreement, which provisions shall survive the termination of this Agreement.

(d) If (i) a Majority of the Equity Interests fails to nominate a successor within 30 days of initial notice of the resignation or removal of the Collateral Manager or (ii) the Administrative Agent does not approve the proposed successor nominated by the holders of a Majority of the Equity Interests within 10 days of the date of the notice of such nomination, then the Administrative Agent shall, within 60 days of the failure described in clause (i) or (ii) of this sentence, as the case may be, nominate a successor Collateral Manager that meets the criteria set forth in Section 13(b) (other than clause (v)). If a Majority of the Equity Interests approves such proposed successor nominated pursuant to the preceding sentence, such nominee shall become the Collateral Manager. If no successor Collateral Manager is appointed within 90 days (or, in the event of a change in applicable law or regulation which renders the performance by the resigning Collateral Manager of its duties under this Agreement or the Credit Agreement to be a violation of such law or regulation, within 30 days) following the termination or resignation of the Collateral Manager, any of the Collateral Manager, a Majority of the Equity Interests and the Administrative Agent shall have the right to petition a court of competent jurisdiction to appoint a successor Collateral Manager, in either such case whose appointment shall become effective after such successor has accepted its appointment and without the consent of any Lender.

(e) The Borrower, the Administrative and the successor collateral manager shall take such action (or cause the outgoing Collateral Manager to take such action) consistent with this Agreement and the terms of the Credit Agreement applicable to the Collateral Manager, as shall be necessary to effectuate any such succession.

(f) In the event of removal of the Collateral Manager pursuant to this Agreement by the Borrower, the Borrower shall have all of the rights and remedies available with respect thereto at law or equity, and, without limiting the foregoing, the Borrower may by notice in writing to the Collateral Manager as provided under this Agreement terminate all the rights and obligations of the Collateral Manager under this Agreement (except those that survive termination pursuant to Section 12(c) above). Upon the later of the expiration of the applicable notice period with respect to termination specified in this Section 12 or Section 14 of this Agreement, as applicable, all authority and power of the Collateral Manager under this Agreement, whether with respect to the Collateral Assets or otherwise, shall automatically and without further action by any person or entity pass to and be vested in the successor collateral manager upon the appointment thereof. Nevertheless, the Collateral Manager shall take such steps as may be reasonably necessary to transfer such authority and power.]

13. Delegation; Assignments; Succession.

(a) Except as provided in this Agreement, the Collateral Manager may not assign or delegate its rights or responsibilities under this Agreement without obtaining the consent of the Borrower and the consent of the Administrative Agent and a Majority of the Equity Interests (voting separately).

(b) The Collateral Manager may, without obtaining the consent of the Administrative Agent or any Lender, assign any of its rights or obligations under this Agreement to an Affiliate of the Collateral Manager, to the surviving entity of a merger, consolidation or restructuring of the Collateral Manager, or to any other entity to which all or substantially all of the assets, or at the time of such transfer, the collateral management business, of the Collateral Manager has been transferred; provided that such Affiliate, successor or transferee (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager pursuant to this Agreement, (ii) has the legal right and capacity to act as Collateral Manager under this Agreement, (iii) shall not cause any of the Borrower or the pool of Collateral Assets to become required to register under the provisions of the 1940 Act, (iv) by its appointment will not cause the Borrower to be treated as a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or subject to U.S. federal, state or local income tax on a net income basis (including any tax liability imposed under Section 1446 of the Code), (v) employs substantially similar personnel as the Collateral Manager and (vi) has been subject to customary know-your-customer and anti-money laundering procedures, which the Administrative Agent has satisfactorily completed prior to such assignment.

Further, the Collateral Manager and the Borrower acknowledge and agree that the Collateral Manager is a wholly owned subsidiary of Owl Rock Core Income Corp. and Owl Rock Core Income Corp. may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), enter into an agreement (the “JV Agreement”) with one or more Persons (the “Expected Third-Party Member”) identified to the Borrower and the Administrative Agent prior to the date thereof to govern the Collateral Manager and create a joint venture between Owl Rock Core Income Corp. and the Expected Third-Party Member. The Borrower hereby agrees and consents to Owl Rock Core Income Corp. entering into such JV Agreement with respect to the Collateral Manager.

(c) In addition, the Collateral Manager may, without the consent of any Person, delegate to third parties (including without limitation its Affiliates) the duties assigned to the Collateral Manager under this Agreement, and employ third parties (including without limitation its Affiliates) to render advice (including investment advice), to provide services to arrange for trade execution and otherwise provide assistance to the Borrower, and to perform any of the Collateral Manager’s duties under this Agreement; provided that the Collateral Manager shall not (i) delegate investment advice responsibilities, including (without limitation) asset selection, credit review and the negotiation and determination of the acquisition price of a Collateral Asset to non-affiliates or (ii) be relieved of any of its duties under this Agreement regardless of the performance of any services by third parties. The Borrower acknowledges and agrees that the Service Provider will provide certain non-discretionary administrative functions on behalf of the Collateral Manager.

(d) Any assignment by the Collateral Manager consented to by the Borrower and the Administrative Agent shall bind the assignee hereunder in the same manner as the Collateral Manager is bound. In addition, the assignee shall execute and deliver to the Borrower and the Administrative Agent an appropriate agreement naming such assignee as a Collateral Manager. Upon the execution and delivery of such a counterpart by the assignee, the Collateral Manager shall be released from further obligations pursuant to this Agreement, except with respect to its obligations under Section 10 of this Agreement arising prior to such assignment and except with respect to its obligations under Sections 15 and 22 hereof.

(e) This Agreement shall not be assigned by the Borrower without the prior written consent of the Collateral Manager, except that the Collateral Manager agrees and consents to the assignment by the Borrower of this Agreement pursuant to the Security Agreement.

(f) In the event of any assignment by the Borrower, the Borrower shall (x) use its best efforts to cause its successor to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment and (y) provide written notice thereof to the Borrower and the Administrative Agent.

14. Termination by the Borrower for Cause.

The Collateral Manager may be removed for Cause (as defined below) upon 30 Business Days’ prior written notice by the Borrower (a “Termination Notice”) at the direction of either (i) the Administrative Agent or (ii) a Majority of the Equity Interests. Simultaneous with its direction to the Borrower to so remove the Collateral Manager, either (i) the Administrative Agent or (ii) a Majority of the Equity Interests (as applicable) shall give to the Borrower a written statement setting forth the reason for such removal (a “Notice of Removal”) and the Borrower shall deliver a copy of the Termination Notice and the Notice of Removal to the Administrative Agent (who shall deliver a copy of such notice to the Lenders) within five Business Days of receipt of such written notice. On the day that is 30 Business Days after the delivery of the Termination Notice, this Agreement shall automatically terminate with no further action on the part of any party. No such termination or removal pursuant to this Section 14 shall be effective unless the Notice of Removal shall have been delivered to the Borrower as set forth above.

For purposes of determining “Cause” with respect to termination of this Agreement pursuant to this Section 14, such term shall mean any one of the following events:

(a) the Collateral Manager willfully and intentionally violated or breached any material provision of this Agreement or the Credit Agreement applicable to it (not including a willful and intentional breach that results from a good faith dispute regarding reasonable alternative courses of action or reasonable interpretation of instructions);

(b) the Collateral Manager breached any material provision of this Agreement or any material terms of the Credit Agreement applicable to it (other than as covered by clause (a) above and it being understood that failure to meet any Interest Proceeds Test, Principal Proceeds Test and Interest Coverage Test is not a breach for purposes of this clause (b)), and shall not cure such breach (if capable of being cured) within 30 days after the earlier to occur of a Responsible Officer of the Collateral Manager receiving notice or having actual knowledge of such breach, unless, if such breach is remediable, the Collateral Manager has taken action commencing the cure thereof within such 60 day period that the Collateral Manager believes in good faith will remedy such breach within 90 days after the earlier to occur of a Responsible Officer receiving notice or having actual knowledge thereof;

(c) the failure of any representation or warranty of the Collateral Manager in Section 16 hereof to be correct in any material respect when such representation or warranty is made, which failure if capable of being corrected, is not corrected by the Collateral Manager within 30 days of a Responsible Officer of the Collateral Manager receiving notice of such failure, unless if such failure is remediable, the Collateral Manager has taken action commencing the cure thereof within such 30-day period that the Collateral Manager believes in good faith will remedy such failure within 90 days after the earlier to occur of a Responsible Officer receiving notice thereof or having actual knowledge thereof;

(d) (A) the Collateral Manager is wound up or dissolved; (B) there is appointed over the Collateral Manager or a substantial portion of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or (C) the Collateral Manager (i) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (ii) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager and continue undismissed for 60 days; (iii) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency or dissolution, or authorizes such application or consent, or proceedings to such end are instituted against the Collateral Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency; or (iv) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 60 days;

(e) the occurrence and continuation of an Event of Default specified under clause (a), (b) or (c) of the definition of such term that results primarily from any material breach by the Collateral Manager of its duties under this Agreement or under the Credit Agreement which breach or default is not cured within any applicable cure period (excluding any such Event of Default relating to a good faith dispute with respect to reasonable alternative courses of action or the meaning of any relevant provision under the Loan Documents or any matter that is in the process of being reconciled in accordance with the applicable Loan Documents); or

(f) (i) the occurrence of an act by the Collateral Manager that constitutes fraud or felony criminal activity in the performance of its obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction) or the Collateral Manager being indicted for a felony criminal offense materially related to its business of providing asset management services or (ii) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations under this Agreement (in the performance of his or her investment management duties) is indicted for a felony criminal offense materially related to the business of the Collateral Manager providing asset management services and continues to have responsibility for the performance by the Collateral Manager under this Agreement for a period of thirty (30) days after such indictment.

(g) it is determined by applicable regulatory authorities that the Collateral Manager is required to register as an investment adviser under the Investment Advisers Act and either (A) the Collateral Manager has not filed to be so registered within 60 days of receipt of such determination by the Collateral Manager or (B) the Collateral Manager has not assigned its rights and obligations under the Collateral Management Agreement to a Person so registered within 60 days of receipt of such determination by the Collateral Manager.

Prior to the effective appointment of any successor collateral manager in accordance with this Agreement, the event or circumstance giving rise to the removal of the Collateral Manager for Cause described above (other than pursuant to clause (d) of the definition thereof) may be waived by a written approval of both the Administrative Agent and a Majority of the Equity Interests (voting separately) as a basis for termination of this Agreement and removal of the Collateral Manager hereunder.

If any of the events specified in clauses (a) through (f) of this Section 14 shall occur, the Collateral Manager shall give prompt written notice thereof to the Borrower, the Administrative Agent (who shall forward such notice to the Lenders); provided that if the events specified in clause (d) above shall occur, the Collateral Manager shall give written notice thereof to the Borrower, the Administrative Agent (who will forward such notice to the Lenders) immediately upon the Collateral Manager’s becoming aware of the occurrence of such event.

15. Action Upon Termination.

(a) From and after the effective date of termination of this Agreement, the Collateral Manager shall be entitled to receive all amounts for which it is entitled to reimbursement, all as provided in and subject to Section 8 hereof, and shall be entitled to receive any amounts owing under Sections 7 and 10 hereof. Upon such termination, the Collateral Manager shall as soon as practicable:

(i) deliver to and at the direction of the Borrower all property and documents of the Borrower or otherwise relating to the Collateral Assets then in the custody of the Collateral Manager; and

(ii) deliver to the Administrative Agent an accounting with respect to the books and records delivered to the successor collateral manager appointed pursuant to Section 12(d) hereof.

Notwithstanding such termination, the Collateral Manager shall remain liable for its acts or omissions hereunder as described in Section 10 arising prior to termination and for any expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising out of a breach of the representations and warranties made by the Collateral Manager in Section 16(b) hereof or from any failure of the Collateral Manager to comply in all material respects with the provisions of this Section 15.

(b) The Collateral Manager agrees that, notwithstanding any termination, it shall reasonably cooperate in any proceeding arising in connection with this Agreement, the Credit Agreement or any of the Collateral Assets (excluding any such proceeding in which claims are asserted against the Collateral Manager or any Affiliate of the Collateral Manager) upon receipt of appropriate indemnification and expense reimbursement.

16. Representations and Warranties.

(a) The Borrower hereby represents and warrants to the Collateral Manager as follows:

(i) The Borrower has been duly incorporated and is validly existing under the State of Delaware, has all requisite limited liability company power and authority to own its assets and the securities proposed to be owned by it and included in the Collateral Assets and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement or the Credit Agreement would require, such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Borrower.

(ii) The Borrower has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Credit Agreement and all obligations required hereunder, under the Credit Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Credit Agreement and the performance of all obligations imposed upon it hereunder and thereunder. No consent of any other Person including, without limitation, shareholders and creditors of the Borrower, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, other than those that may be required under state securities or “blue sky” laws and those that have been or shall be obtained in connection with the Credit Agreement, is required by the Borrower in connection with this Agreement or the Credit Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the Credit Agreement or the obligations imposed upon it hereunder or thereunder. This Agreement constitutes, and each instrument or document required hereunder, when executed and delivered hereunder, shall constitute, the legally valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Borrower and (b) general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii) The execution, delivery and performance of this Agreement and the documents and instruments required hereunder shall not violate any provision of any existing law or regulation binding on the Borrower, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on or applicable to the Borrower, or the Governing Instruments of, or any securities issued by, the Borrower or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Borrower is a party or by which the Borrower or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Borrower, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Credit Agreement).

(iv) The Borrower is not in violation of its Governing Instruments or in breach or violation of or in default under the Credit Agreement or any contract or agreement to which it is a party or by which it or any of its assets may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Borrower or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the performance by the Borrower of its duties hereunder.

The Borrower agrees to deliver a true and complete copy of each and every amendment to the documents referred to in Section 16(a)(v) above to the Collateral Manager as promptly as practicable after its adoption or execution.

(b) The Collateral Manager hereby represents and warrants to the Borrower as follows:

(i) The Collateral Manager is a limited liability company duly organized and validly existing and in good standing under the law of the State of Delaware and has full power and authority to own its assets and to transact the business in which it is currently engaged and is duly qualified as a limited liability company and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of this Agreement would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or on the ability of the Collateral Manager to perform its obligations under, or on the validity or enforceability of, this Agreement and the provisions of the Credit Agreement which are applicable to the Collateral Manager.

(ii) The Collateral Manager has full power and authority to execute and deliver this Agreement and perform all obligations required hereunder and under the provisions of the Credit Agreement which are applicable to the Collateral Manager, and the Collateral Manager has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder and under the terms of the Credit Agreement which are applicable to the Collateral Manager. No consent of any other person, including, without limitation, creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority (other than those already obtained) is required by the Collateral Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the obligations required hereunder or under the terms of the Credit Agreement which are applicable to the Collateral Manager. This Agreement has been, and each instrument and document required hereunder or under the terms of the Credit Agreement shall be, executed and delivered by a duly authorized officer of the Collateral Manager, and this Agreement constitutes, and each instrument and document required hereunder or under the terms of the Credit Agreement when executed and delivered by the Collateral Manager hereunder or under the terms of the Credit Agreement shall constitute, the legally valid and binding obligations of the Collateral Manager enforceable against the Collateral Manager in accordance with their terms, subject, as to enforcement, to (a) the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights and (b) general equitable principles (whether considered in a proceeding at law or in equity).

(iii) The execution, delivery and performance of this Agreement and the terms of the Credit Agreement applicable to the Collateral Manager and the documents and instruments required hereunder or under the terms of the Credit Agreement shall not violate any provision of any existing law or regulation binding on or applicable to the Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the Governing Instruments of, or any securities issued by the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets is or may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Collateral Manager or its ability to perform its obligations under this Agreement, and shall not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(iv) There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the knowledge of the Collateral Manager, threatened that, if determined adversely to the Collateral Manager, would have a material adverse effect upon the performance by the Collateral Manager of its duties under, or on the validity or enforceability of, this Agreement or the provisions of the Credit Agreement applicable to the Collateral Manager hereunder.

(v) The Collateral Manager is authorized to carry on its business in the United States.

(vi) The Collateral Manager is not in violation of its Governing Instruments or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Collateral Manager or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement or the provisions of the Credit Agreement applicable to the Collateral Manager hereunder, or the performance by the Collateral Manager of its duties hereunder or under the Credit Agreement.

The Collateral Manager is not a registered investment adviser under the Investment Advisers Act and is not otherwise subject to the Investment Advisers Act. The Collateral Manager makes no representation, express or implied, with respect to the Borrower or the disclosure with respect to the Borrower.

17. Observation Rights.

The Borrower covenants and agrees, if requested in writing by the Collateral Manager and to the extent practicable under the circumstances, to notify the Collateral Manager of each meeting of the Board of Directors of the Borrower following the receipt of such request by the Borrower and to use commercially reasonable efforts to provide any materials distributed to the Board of Directors in connection with any such meeting and to afford a representative of the Collateral Manager the opportunity to be present at each such meeting, in person or by telephone at the option of the Collateral Manager.

18. Notices.

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by telecopy) and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt, by registered or certified mail, postage prepaid, return receipt requested, by hand delivery, or by courier service or, in the case of telecopy or email notice, when received in legible form, addressed as set forth below:

(a)	If to the Borrower:

ORCIC JV WH LLC

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Attention: Don Puglisi

Email: dpuglisi@puglisiassoc.com

(b)	If to the Collateral Manager:

ORCIC BC 9 LLC

c/o Owl Rock Core Income Corp.

399 Park Avenue, Floor 38

New York, NY 10022

Attention: Accounting

E-mail Address: Accounting@blueowl.com

(c)	If to the Administrative Agent or the Lenders:

Bank of America, N.A.

Street Address: 101 S Tryon Street

Mail Code: NC1-002-15-61

Charlotte, NC 28255

Attention: Bank of America Credit Services

Telephone: 980-386-6893

Electronic Mail: dg.baml-clo-revolver@baml.com

Any party may alter the address, email address or telecopy number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

19. Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein. The Collateral Manager agrees that its obligations hereunder shall be enforceable, at the instance of the Borrower, on behalf of the Borrower by the Administrative Agent under the Credit Agreement, as provided in the Credit Agreement (subject to the rights and defenses of the Collateral Manager and the provisions of Sections 10 and 15 hereunder).

20. Entire Agreement; Amendments.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The parties hereto hereby acknowledge that any prior agreement concerning the subject matter hereof has been terminated as of the date hereof and is of no further force or effect (except for provisions in such agreement designated to survive termination). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

This Agreement may be amended by the parties thereto to (i) correct inconsistencies, typographical or other errors, defects or ambiguities or (ii) conform the Collateral Management Agreement to the Credit Agreement (as it may be amended from time to time in accordance with the terms thereof). The Collateral Manager will provide notice to the Administrative Agent of any such amendment.

Any other amendment to this Agreement requires the consent of the parties hereto and the approval of the Administrative Agent and a Majority of the Equity Interests, with at least ten (10) days’ prior written notice.

21. Conflict with the Credit Agreement.

In the event that this Agreement requires any action to be taken with respect to any matter and the Credit Agreement requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of the Credit Agreement in respect thereof shall control.

22. Subordination; Limited Recourse; Non-Petition.

(a) The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in the Credit Agreement.

(b) Notwithstanding any other provision of this Agreement, the obligations of the Borrower hereunder are, from time to time and at any time, limited recourse obligations of the Borrower, payable solely from the Collateral Assets and only to the extent of funds available from time to time and in accordance with the Credit Agreement, and following exhaustion of the Collateral Assets, any claims of the Collateral Manager hereunder shall be extinguished and shall not thereafter revive. The Collateral Manager further agrees (i) not to take any action in respect of any claims hereunder against any officer, director, employee, shareholder, noteholder or administrator of the Borrower and (ii) not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Collateral Manager under this Agreement until the payment in full of all Obligations under the Credit Agreement and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period, following such payment. Nothing in this Section 22 shall preclude, or be deemed to stop, the Collateral Manager (x) from taking any action prior to the expiration of the aforementioned period in (A) any case or proceeding voluntarily filed or commenced by the Borrower, or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Collateral Manager, or (y) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The provisions of this Section 22 shall survive the termination of this Agreement for any reason whatsoever.

23. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

24. Indulgences Not Waivers.

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

25. Costs and Expenses.

The reasonable costs and expenses (including the fees and disbursements of counsel and accountants) incurred by the Collateral Manager in connection with the negotiation and preparation of and the execution of this Agreement, and all matters incident thereto, shall be borne by the Borrower.

26. Titles Not to Affect Interpretation.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

27. Execution in Counterparts.

This Agreement may be executed in any number of counterparts, which may be effectively delivered by facsimile or other electronic means or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

28. Provisions Separable.

In case any provision in this Agreement shall be invalid, illegal or unenforceable as written, such provision shall be construed in the manner most closely resembling the apparent intent of the parties with respect to such provision so as to be valid, legal and enforceable; provided, however, that if there is no basis for such a construction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and, unless the ineffectiveness of such provision destroys the basis of the bargain for one of the parties to this Agreement, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby.

29. Number and Gender.

Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

30. Jurisdiction and Venue.

The parties to this Agreement irrevocably submit to the exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Agreement, the Securities or the Credit Agreement, and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The parties to this Agreement irrevocably waive, to the fullest extent they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties to this Agreement irrevocably consent to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it in accordance with Section 18. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ORCIC BC 9 LLC

By:	/s/ Bryan Cole
Name:	Bryan Cole
Title:	Authorized Signatory

ORCIC JV WH LLC

By:	/s/ Bryan Cole
Name:	Bryan Cole
Title:	Authorized Signatory

Warehouse Collateral Management Agreement